EXHIBIT 99.01
[M:METRICS LOGO]
[M:METRICS LETTERHEAD]
February 12, 2007
Glu Mobile Inc.
1800 Gateway Drive, Second Floor
San Mateo, CA 94404
Attn: Jill Braff
Ladies and Gentlemen:
     Glu Mobile Inc. (the “Company”) has requested that M:METRICS, INC. (“M:Metrics”) execute this letter in connection with a proposed initial public offering by the Company (the “IPO”). In connection with the IPO, the Company has filed a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission. In response to such request, please be advised as follows:
     1.     M:Metrics consents to the use by the Company of M:Metrics’ name in portions of the prospectus and the Registration Statement.
     2.     M:Metrics consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement. In granting such consent, M: Metrics represents that, to its knowledge, the statements made in such (research data) case study are accurate and fairly present the matters referred to therein.
     M:Metrics agrees that the existence and terms of the IPO constitute confidential information and agrees not to disclose such confidential information to any person or entity or use such confidential information for any purpose other than set forth herein.

Very truly yours, M:METRICS, INC.
By:	/s/ Peter Wiederspan
Peter Wiederspan
Chief Financial Officer, M:Metrics

[M:METRICS LOGO]
[M:METRICS LETTERHEAD]
Exhibit A
We were one of the top three mobile game publishers during the fourth quarter of 2006 in terms of unit sales volume in North America and Europe among titles tracked by m:metrics, another market research firm.